EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-06378, No. 333-40516, No. 333-103888, No. 333-108149, No. 333-119949, No. 333-129640 and No. 333-129733 each on Form S-8, of our reports dated 25 June 2007 relating to the consolidated financial statements of WPP Group plc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of WPP Group plc for the year ended 31 December 2006.

DELOITTE & TOUCHE LLP

London, England

25 June 2007